Flex Pharma Reports First Quarter 2019 Financial Results

May 1, 2019

Boston, MA - Flex Pharma, Inc. (NASDAQ: FLKS), today announced its financial results for the three months ended March 31, 2019.

On January 3, 2019, Flex Pharma (the "Company") and Salarius Pharmaceuticals, LLC ("Salarius") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Falcon Acquisition Sub, LLC, a wholly owned subsidiary of the Company, will merge with and into Salarius, with Salarius continuing as a wholly owned subsidiary of the Company and the surviving company. The Company has filed a registration statement on Form S-4 with the Securities and Exchange Commission (the "SEC") that provides additional information related to the merger. The Company is holding a special meeting of its stockholders on June 14, 2019, in order to obtain the necessary stockholder approvals to complete the merger and related matters. The merger is expected to close in the first half of 2019. The Company continues to sell HOTSHOT, its consumer product that helps to prevent and treat exercise associated muscle cramps.

The Merger Agreement (i) values Flex Pharma at $10.5 million, subject to adjustment, on a dollar-for-dollar basis, based on Flex Pharma's net cash balance at the closing of the merger compared to a target net cash of $3.3 million, and (ii) values Salarius at $36.6 million, subject to adjustment, on a dollar-for-dollar basis, based on the sale of Series A Preferred Units pursuant to subscription agreements that Salarius entered into prior to the Merger Agreement compared to the target sale of $7.0 million of Series A Preferred Units.

Under the Merger Agreement, immediately following the effective time of the merger, Flex Pharma’s current stockholders will own approximately 19.9% of the combined company, on a partially-diluted basis, and Salarius’ current members will own approximately 80.1% of the combined company, on a partially-diluted basis.

In addition, at or prior to the closing of the merger, Flex Pharma will pay a dividend of or distribute one right per share of the Company’s common stock to its stockholders of record as of a date and time determined by the Company’s board of directors. Each right will entitle such stockholders to receive a warrant to purchase shares of Flex Pharma’s common stock (“Warrant”) six months and one day following the closing date of the merger.

The aggregate value of all of the Warrants to be issued to Flex Pharma's stockholders generally represents the difference between (i) Flex Pharma’s value per the Merger Agreement and (ii) the value of Flex Pharma’s common stock that Flex Pharma’s current stockholders will have in the combined company.

"We continue to believe that a merger with Salarius is the best opportunity for significant near- and long-term value creation for Flex stockholders. Salarius’ lead compound, Seclidemstat, is currently enrolling patients in an open-label Phase 1 dose escalation/dose expansion study in Ewing sarcoma and Salarius is also preparing to initiate additional studies in advanced solid tumors, including prostate, breast and ovarian cancers. We believe that Salarius could be poised to address significant unmet needs in oncology and we look forward to completing the merger with Salarius," stated William McVicar, Ph.D., Flex Pharma's President and Chief Executive Officer.

First Quarter 2019 Financial Results

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Cash Position: As of March 31, 2019, Flex Pharma had cash and cash equivalents of $7.3 million. The Company held no marketable securities at March 31, 2019. During the three months ended March 31, 2019, cash and cash equivalents decreased by $2.5 million.

•	Total Revenue: Total revenue for the three months ended March 31, 2019 was approximately $105,000.

•	Cost of Product Revenue: Cost of product revenue for the three months ended March 31, 2019 was approximately $47,000. There were no inventory write-offs during the three months ended March 31, 2019.

•	R&D Expense: Research and development expense for the three months ended March 31, 2019 was approximately $2,000.

•
SG&A Expense: Selling, general and administrative expense for the three months ended March 31, 2019 was $2.3 million, including merger related costs of $1.2 million. Selling, general and administrative expense for this period also included personnel costs (including salaries and stock-based compensation costs), fulfillment costs related to HOTSHOT, legal and professional costs, and external consultant costs.

•
Net Loss and Cash Flow: Net loss for the three months ended March 31, 2019 was ($2.2) million, or ($0.12) per share and included $0.2 million of stock-based compensation expense. As of March 31, 2019, Flex Pharma had 18,068,017 shares of common stock outstanding. The net loss for the first quarter of 2019, was primarily driven by the Company’s operating expenses related to its merger related costs, costs associated with HOTSHOT, and general and administrative costs.

About Flex Pharma

Flex Pharma, Inc. is a clinical-stage biotechnology company founded by National Academy of Science members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the proposed transaction with Salarius and other related transactions (including statements relating to the expected ownership of the combined company and the anticipating timing and effects of the transaction, including as to value creation and growth opportunities). These forward-looking statements are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation: inability to complete the proposed transaction and other contemplated transactions; costs and potential litigation associated with the proposed transaction; failure or delay in obtaining required approvals by the SEC, Nasdaq or any other governmental or quasi-governmental entity necessary to consummate the proposed transaction, which may also result in unexpected additional transaction expenses and operating cash expenditures on the parties; failure to obtain the necessary stockholder and member approvals or to satisfy other conditions to the closing of the proposed transaction and the other contemplated transactions; a superior proposal being submitted to either party; the ability of the proposed transaction to increase stockholder value; an inability or delay in obtaining required regulatory approvals for product candidates, which may result in unexpected cost expenditures; risks inherent in drug development in general; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; failure to realize any value of certain product candidates developed and being developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; inability to develop new product candidates and support existing products; the approval by the Food and Drug Administration and any other similar foreign regulatory authorities of other competing or superior products brought to market; risks resulting from unforeseen side effects; risk that the market for the combined company’s products may not be as large as expected; inability to obtain, maintain and enforce patents and other intellectual property rights or the unexpected costs associated with such enforcement or litigation; inability to obtain and maintain commercial manufacturing arrangements with third-party manufacturers or establish commercial scale manufacturing capabilities; loss of or diminished demand from one or more key customers or distributors; unexpected cost increases and pricing pressures; continuing or deepening economic recession and its negative impact on customers, vendors or suppliers; uncertainties of cash flows, expenses and inability to meet working capital needs; cost reductions that may not result in anticipated level of cost savings or cost reductions prior to or after the consummation of the proposed transaction; risks associated with the possible failure to realize certain benefits of the proposed transaction, including future financial, tax, accounting treatment and operating results; failure to maintain the combined company’s management team or board of directors; and other risks and uncertainties detailed in the risk factors section of Flex Pharma’s registration statement on Form S-4, Form 10-K and Forms 10-Q filed with the SEC, as well as other filings Flex Pharma makes with the SEC from time-to-time. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction. On February 14, 2019, and as amended on March 26, 2019 and April 18, 2019, in connection with the proposed transaction, Flex Pharma filed a registration statement with the SEC on Form S-4 containing a proxy statement/prospectus/information statement. On April 30,2019, Flex Pharma filed a definitive proxy statement/prospectus/information statement with the SEC. Flex Pharma will mail the definitive proxy statement/prospectus/information statement to Flex Pharma stockholders of record as of the close of business on April 17, 2019 and members of Salarius. FLEX PHARMA URGES INVESTORS AND EQUITYHOLDERS OF FLEX PHARMA AND SALARIUS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS/INFORMATION STATEMENT REGARDING THE PROPOSED TRANSACTION, AS WELL AS OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT FLEX PHARMA, SALARIUS AND THE PROPOSED TRANSACTION. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus/information statement or any other documents that Flex Pharma has filed or may file with the SEC or send to Flex Pharma or Salarius equity holders in connection with the proposed transaction. Before making any voting decision, investors and equity holders are urged to read the registration statement, definitive proxy statement/prospectus/information statement and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction and related matters.

You may obtain free copies of the registration statement, definitive proxy statement/prospectus/information statement and all other documents filed or that will be filed with the SEC regarding the proposed transaction at the website maintained by the SEC, www.sec.gov. Once they are filed, copies of the registration statement and definitive proxy statement/prospectus/information statement will be available free of charge on Flex Pharma’s website at www.flex-pharma.com or by contacting John McCabe at jmccabe@flex-pharma.com.

Participants in Solicitation
Flex Pharma, Salarius and their respective directors or managers and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Flex Pharma common stock in connection with the proposed transaction. Information about Flex Pharma’s directors and executive officers is set forth in Flex Pharma’s Annual Report on Form 10-K for the period ended December 31, 2018, which was filed with the SEC on March 6, 2019, and amended on April 16,

2019. Other information regarding the interests of such individuals, as well as information regarding Salarius’ managers and executive officers and other persons who may be deemed participants in the proposed transaction, is set forth in the definitive proxy statement/prospectus/information statement. You may obtain free copies of these documents as described in the preceding paragraph.

Non-Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No public offer of securities in connection with the merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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Contact:
John McCabe
Chief Financial Officer
Flex Pharma, Inc.
jmccabe@flex-pharma.com
617-874-1821

- Financial Tables to Follow -

Flex Pharma, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)
	March 31, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$7,297	$9,830
Accounts receivable	9	10
Inventory	165	187
Prepaid expenses and other current assets	675	289
Property and equipment, net	38	74
Total assets	$8,184	$10,390

Liabilities and stockholders' equity:
Accounts payable and accrued expenses	$911	$1,107
Stockholders’ equity	7,273	9,283
Total liabilities and stockholders’ equity	$8,184	$10,390

Unaudited Condensed Consolidated Statements of Operations
(in thousands, except loss per share amounts)
	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net product revenue	$104	$177
Other revenue	1	2
Total revenue	105	179
Costs and expenses:
Cost of product revenue	47	84
Research and development	2	4,680
Selling, general and administrative	2,299	3,697
Total costs and expenses	2,348	8,461

Loss from operations	(2,243)	(8,282)
Interest income, net	13	59
Net loss	$(2,230)	$(8,223)

Net loss per share-basic and diluted	$(0.12)	$(0.46)

Weighted-average number of common shares outstanding (1)	18,068	17,894

(1)
In 2014, the Company issued approximately 5.4 million shares of restricted stock that vested over four years, through February 2018. These shares were considered outstanding for purposes of computing weighted average shares as they vested. All of these shares have vested and are considered outstanding as of March 31, 2019.